Exhibit 23.3

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We hereby consent to the incorporation by reference in this Registration Statement on Form S-8 of Lyondell Chemical Company of our report dated June 28, 2004 relating to the financial statements, which appears in the Annual Report of the Millennium Savings and Investment Plan on Form 11-K for the year ended December 31, 2003.

/s/ PRICEWATERHOUSECOOPERS LLP

Philadelphia, Pennsylvania

November 29, 2004